As filed with the Securities and Exchange Commission on April 29, 2004
Registration No. 333-112261

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYTOKINETICS, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	2834	94-3291317
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

280 East Grand Avenue

South San Francisco, California 94080
(650) 624-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James H. Sabry, M.D., Ph.D.

President and Chief Executive Officer
Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, California 94080
(650) 624-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. O’Donnell, Esq. Martin J. Waters, Esq. David B. Crawford, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Alan C. Mendelson, Esq. Patrick A. Pohlen, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, CA 94025 (650) 328-4600

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

       Cytokinetics, Incorporated has prepared this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-112261) for the purpose of filing certain exhibits to the Registration Statement. Amendment No. 4 does not modify any provision of the Prospectus constituting Part I of the Registration Statement or Items 13, 14, 15, or 17 of Part II of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

       The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/NMS listing fee.

SEC Registration Fee	$6,977.63
NASD Filing Fee	9,125.00
Nasdaq National Market Listing Fee	100,000.00
Printing Costs	275,000.00
Legal Fees and Expenses	750,000.00
Accounting Fees and Expenses	500,000.00
Blue Sky Fees and Expenses	10,000.00
Transfer Agent and Registrar Fees	25,000.00
Miscellaneous	200,000.00

Total	$1,666,102.63

Item 14.	Indemnification of Directors and Officers.

       Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

       Article IX of the Registrant’s Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

       As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

       The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

       The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions and to purchase directors’ and officers’ liability insurance.

       In addition to the foregoing, the Underwriting Agreement contains certain provisions by which the Underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, each officer of the Registrant who signs the Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

       At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Item 15.	Recent Sales of Unregistered Securities.

       Since December 31, 2000, we have sold and issued the following securities:

Preferred Stock

(1) In July 2001, we sold an aggregate of 2,333,334 shares of our Series D preferred stock to an investor at a price of $6.00 per share for an aggregate purchase price of $14,000,004 (which will convert into 1,204,149 shares of common stock upon the consummation of this offering, as adjusted to reflect the 1-for-2 reverse stock split).

(2) In March and April 2003, we sold an aggregate of 8,015,449 shares of our Series E preferred stock to investors at a price of $5.00 per share for an aggregate purchase price of $40,077,245 (which will convert into 4,007,722 shares of common stock upon the consummation of this offering, as adjusted to reflect the 1-for-2 reverse stock split).

       The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined in the Securities Act and the regulations promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Stock Options and Stock Purchase Rights

(1) From December 31, 2000 through January 15, 2004, we granted stock options and stock purchase rights to acquire an aggregate of 2,136,644 shares of our common stock at prices ranging from $1.00 to $2.00 per share to employees, consultants and directors pursuant to our 1997 Stock Option/ Stock Issuance Plan.

(2) From December 31, 2000 through January 15, 2004, we issued an aggregate of 736,285 shares of our common stock to employees, consultants and directors pursuant to the exercise of stock options and stock purchase rights under our 1997 Stock Option/ Stock Issuance Plan, for aggregate consideration of $671,460.

       The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

Item 16.	Exhibits and Financial Statement Schedules

       (a) Exhibits

Exhibit
Number		Description

1	.1†	Form of Underwriting Agreement.
3	.1†	Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed after the closing of the offering made under this Registration Statement.
3	.2†	Form of Amended and Restated Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
4	.1†	Specimen Common Stock Certificate.
4	.2†	Fourth Amended and Restated Investors Rights Agreement, dated March 21, 2003, by and among the Registrant and certain stockholders of the Registrant.
4	.3†	Loan and Security Agreement, dated September 25, 1998, by and between the Registrant and Comdisco.
4	.4†	Amendment No. One to Loan and Security Agreement, dated February 1, 1999.
4	.5†	Warrant for the purchase of shares of Series A preferred stock, dated September 25, 1998, issued by the Registrant to Comdisco.
4	.6†	Loan and Security Agreement, dated December 16, 1999, by and between the Registrant and Comdisco
4	.7†	Amendment No. 1 to Loan and Security Agreement, dated June 29, 2000, by and between the Registrant and Comdisco.
4	.8†	Warrant for the purchase of shares of Series B preferred stock, dated December 16, 1999, issued by the Registrant to Comdisco.
4	.9†	Master Security Agreement, dated February 2, 2001, by and between the Registrant and General Electric Capital Corporation.

Exhibit
Number		Description

4	.10†	Cross-Collateral and Cross-Default Agreement by and between the Registrant and Comdisco.
4	.11†	Warrant for the purchase of shares of common stock, dated July 20, 1999, issued by the Registrant to Bristow Investments, L.P.
4	.12†	Warrant for the purchase of shares of common stock, dated July 20, 1999, issued by the Registrant to the Laurence and Magdalena Shushan Family Trust.
4	.13†	Warrant for the purchase of shares of common stock, dated July 20, 1999, issued by the Registrant to Slough Estates USA Inc.
4	.14†	Warrant for the purchase of shares of Series B preferred stock, dated August 30, 1999, issued by the Registrant to The Magnum Trust.
5	.1†	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10	.1†	Form of Indemnification Agreement between the Registrant and each of its directors and officers.
10	.2†	1997 Stock Option/ Stock Issuance Plan.
10	.3†	2004 Equity Incentive Plan.
10	.4†	2004 Employee Stock Purchase Plan.
10	.5†	Build-to-Suit Lease, dated May 27, 1997, by and between Britannia Pointe Grand Limited Partnership and Metaxen, LLC.
10	.6†	First Amendment to Lease, dated April 13, 1998, by and between Britannia Pointe Grand Limited Partnership and Metaxen, LLC.
10	.7†	Sublease Agreement, dated May 1, 1998, by and between the Registrant and Metaxen LLC.
10	.8†	Sublease Agreement, dated March 1, 1999, by and between Metaxen, LLC and Exelixis Pharmaceuticals, Inc.
10	.9†	Assignment and Assumption Agreement and Consent, dated July 11, 1999, by and among Exelixis Pharmaceuticals, Metaxen, LLC, Xenova Group PLC and Britannia Pointe Grande Limited Partnership.
10	.10†	Second Amendment to Lease, dated July 11, 1999, by and between Britannia Pointe Grand Limited Partnership and Exelixis Pharmaceuticals, Inc.
10	.11†	First Amendment to Sublease Agreement, dated July 20, 1999, by and between the Registrant and Metaxen.
10	.12†	Agreement and Consent, dated July 20, 1999, by and among Exelixis Pharmaceuticals, Inc., the Registrant and Britannia Pointe Grand Limited Partnership.
10	.13†	Amendment to Agreement and Consent, dated July 31, 2000, by and between the Registrant, Exelixis, Inc., and Britannia Pointe Grande Limited Partnership.
10	.14†	Assignment and Assumption of Lease, dated September 28, 2000, by and between Exelixis, Inc. and the Registrant.
10	.15†	Sublease Agreement, dated September 28, 2000, by and between the Registrant and Exelixis, Inc.
10	.16†	Sublease Agreement, dated December 29, 1999, by and between the Registrant and COR Therapeutics, Inc.
10	.17(1)	Collaboration and License Agreement, dated June 20, 2001, by and between the Registrant and Glaxo Group Limited.
10	.18(1)†	Memorandum, dated June 20, 2001, by and between the Registrant and Glaxo Group Limited.
10	.19(1)	Letter Amendment to Collaboration Agreement, dated October 28, 2002, by and between the Registrant and Glaxo Group Limited.
10	.20(1)	Letter Amendment to Collaboration Agreement, dated November 5, 2002, by and between the Registrant and Glaxo Group Limited.

Exhibit
Number		Description

10	.21(1)	Letter Amendment to Collaboration Agreement, dated December 13, 2002, by and between the Registrant and Glaxo Group Limited.
10	.22(1)	Letter Amendment to Collaboration Agreement, dated July 11, 2003, by and between the Registrant and Glaxo Group Limited.
10	.23(1)	Letter Amendment to Collaboration Agreement, dated July 28, 2003, by and between the Registrant and Glaxo Group Limited.
10	.24(1)	Letter Amendment to Collaboration Agreement, dated July 28, 2003, by and between the Registrant and Glaxo Group Limited.
10	.25(1)	Letter Amendment to Collaboration Agreement, dated July 28, 2003, by and between the Registrant and Glaxo Group Limited.
10	.26†	Series D Preferred Stock Purchase Agreement, dated June 20, 2001, by and between the Registrant and Glaxo Wellcome International B.V.
10	.27†	Amendment No. 1 to Series D Preferred Stock Purchase Agreement, dated April 2, 2003, by and among the Registrant, Glaxo Wellcome International B.V. and Glaxo Group Limited.
10	.28(1)†	Exclusive License Agreement between The Board of Trustees of the Leland Stanford Junior University, The Regents of the University of California, and the Registrant dated April 21, 1998.
10	.29†	Modification Agreement between The Regents of the University of California, The Board of Trustees of the Leland Stanford Junior University and the Registrant, dated September 1, 2000.
10	.30(1)	Collaboration and License Agreement, dated December 15, 2003, by and between AstraZeneca AB and the Registrant.
10	.31(1)†	Collaboration Agreement, dated December 28, 2001, by and between Exelixis, Inc. and the Registrant.
10	.32(1)†	First Letter Amendment of Collaboration Agreement, dated April 10, 2003, by and between Exelixis, Inc. and the Registrant.
10	.33†	Robert I. Blum Promissory Note, dated July 12, 2002.
10	.34†	David J. Morgans and Sandra Morgans Promissory Note, dated May 20, 2002.
10	.35†	David J. Morgans and Sandra Morgans Promissory Note, dated October 18, 2000.
10	.36†	David J. Morgans Promissory Note, dated July 12, 2002.
10	.37†	Jay K. Trautman Promissory Note, dated July 12, 2002.
10	.38†	James H. Sabry and Sandra J. Spence Promissory Note, dated November 12, 2001.
10	.39†	Robert I. Blum Cash Bonus Agreement, dated September 1, 2002.
10	.40†	Robert I. Blum Amended and Restated Cash Bonus Agreement, dated December 1, 2003.
10	.41†	David J. Morgans Cash Bonus Agreement, dated September 1, 2002.
10	.42†	David J. Morgans Amended and Restated Cash Bonus Agreement, dated December 1, 2003.
10	.43†	Jay K. Trautman Cash Bonus Agreement, dated September 1, 2002.
10	.44†	Jay K. Trautman Amended and Restated Cash Bonus Agreement, dated December 1, 2003.
10	.45†	Common Stock Purchase Agreement, dated March 10, 2004, by and between the Registrant and Glaxo Group Limited.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23	.2†	Consent of Counsel (included in Exhibit 5.1).
24	.1†	Power of Attorney (see Page II-7 of the original filing).

†	Previously filed.

(1)	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

       (b) Financial statement schedules

REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of Cytokinetics, Incorporated:

       Our audits of the financial statements referred to in our report dated March 10, 2004, except for Note 13, as to which the date is April 26, 2004, appearing in Amendment No. 3 to the Registration Statement on Form S-1 of Cytokinetics, Incorporated also included an audit of the Schedule II, Valuation and Qualifying Accounts, in this Form S-1. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 10, 2004

Schedule II

CYTOKINETICS, INCORPORATED

VALUATION AND QUALIFYING ACCOUNTS

		Additions
		(reductions)
	Balance at	to Costs		Balance at
	Beginning	and		End of
	of Period	Expenses	Write-offs	Period

Allowance for doubtful accounts:
Year ended December 31, 2001	$—	$386	$—	$386
Year ended December 31, 2002	386	(195)	(191)	—
Year ended December 31, 2003	$—	$—	$—	$—

       All other financial statement schedules have been omitted because the information required to be set forth herein is not applicable or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings.

       The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of South San Francisco, state of California, on April 29, 2004.

CYTOKINETICS, INCORPORATED

By:	/s/ JAMES H. SABRY, M.D., PH.D.

James H. Sabry, M.D., Ph.D.
President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES H. SABRY, M.D., PH.D. James H. Sabry, M.D., Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	April 29, 2004

/s/ ROBERT I. BLUM Robert I. Blum	Executive Vice President, Finance & Corporate Development and Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2004

* Stephen Dow	Director	April 29, 2004

* A. Grant Heidrich, III	Director	April 29, 2004

* Charles Homcy, M.D.	Director	April 29, 2004

* William J. Rutter, Ph.D.	Director	April 29, 2004

* Michael Schmertzler	Director	April 29, 2004

* James A. Spudich, Ph.D.	Director	April 29, 2004

By: /s/ JAMES H. SABRY, M.D., PH.D. James H. Sabry, M.D., Ph.D. Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1†	Form of Underwriting Agreement.
3	.1†	Form of Amended and Restated Certificate of Incorporation of the Registrant to be filed after the closing of the offering made under this Registration Statement.
3	.2†	Form of Amended and Restated Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
4	.1†	Specimen Common Stock Certificate.
4	.2†	Fourth Amended and Restated Investors Rights Agreement, dated March 21, 2003, by and among the Registrant and certain stockholders of the Registrant.
4	.3†	Loan and Security Agreement, dated September 25, 1998, by and between the Registrant and Comdisco.
4	.4†	Amendment No. One to Loan and Security Agreement, dated February 1, 1999
4	.5†	Warrant for the purchase of shares of Series A preferred stock, dated September 25, 1998, issued by the Registrant to Comdisco.
4	.6†	Loan and Security Agreement, dated December 16, 1999, by and between the Registrant and Comdisco
4	.7†	Amendment No. 1 to Loan and Security Agreement, dated June 29, 2000, by and between the Registrant and Comdisco.
4	.8†	Warrant for the purchase of shares of Series B preferred stock, dated December 16, 1999, issued by the Registrant to Comdisco.
4	.9†	Master Security Agreement, dated February 2, 2001, by and between the Registrant and General Electric Capital Corporation.
4	.10†	Cross-Collateral and Cross-Default Agreement by and between the Registrant and Comdisco.
4	.11†	Warrant for the purchase of shares of common stock, dated July 20, 1999, issued by the Registrant to Bristow Investments, L.P.
4	.12†	Warrant for the purchase of shares of common stock, dated July 20, 1999, issued by the Registrant to the Laurence and Magdalena Shushan Family Trust.
4	.13†	Warrant for the purchase of shares of common stock, dated July 20, 1999, issued by the Registrant to Slough Estates USA Inc.
4	.14†	Warrant for the purchase of shares of Series B preferred stock, dated August 30, 1999, issued by the Registrant to The Magnum Trust.
5	.1†	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10	.1†	Form of Indemnification Agreement between the Registrant and each of its directors and officers.
10	.2†	1997 Stock Option/ Stock Issuance Plan.
10	.3†	2004 Equity Incentive Plan.
10	.4†	2004 Employee Stock Purchase Plan.
10	.5†	Build-to-Suit Lease, dated May 27, 1997, by and between Britannia Pointe Grand Limited Partnership and Metaxen, LLC.
10	.6†	First Amendment to Lease, dated April 13, 1998, by and between Britannia Pointe Grand Limited Partnership and Metaxen, LLC.
10	.7†	Sublease Agreement, dated May 1, 1998, by and between the Registrant and Metaxen LLC.
10	.8†	Sublease Agreement, dated March 1, 1999, by and between Metaxen, LLC and Exelixis Pharmaceuticals, Inc.

Exhibit
Number		Description

10	.9†	Assignment and Assumption Agreement and Consent, dated July 11, 1999, by and among Exelixis Pharmaceuticals, Metaxen, LLC, Xenova Group PLC and Britannia Pointe Grande Limited Partnership.
10	.10†	Second Amendment to Lease, dated July 11, 1999, by and between Britannia Pointe Grand Limited Partnership and Exelixis Pharmaceuticals, Inc.
10	.11†	First Amendment to Sublease Agreement, dated July 20, 1999, by and between the Registrant and Metaxen.
10	.12†	Agreement and Consent, dated July 20, 1999, by and among Exelixis Pharmaceuticals, Inc., the Registrant and Britannia Pointe Grand Limited Partnership.
10	.13†	Amendment to Agreement and Consent, dated July 31, 2000, by and between the Registrant, Exelixis, Inc., and Britannia Pointe Grande Limited Partnership.
10	.14†	Assignment and Assumption of Lease, dated September 28, 2000, by and between Exelixis, Inc. and the Registrant.
10	.15†	Sublease Agreement, dated September 28, 2000, by and between the Registrant and Exelixis, Inc.
10	.16†	Sublease Agreement, dated December 29, 1999, by and between the Registrant and COR Therapeutics, Inc.
10	.17(1)	Collaboration and License Agreement, dated June 20, 2001, by and between the Registrant and Glaxo Group Limited.
10	.18(1)†	Memorandum, dated June 20, 2001, by and between the Registrant and Glaxo Group Limited.
10	.19(1)	Letter Amendment to Collaboration Agreement, dated October 28, 2002, by and between the Registrant and Glaxo Group Limited.
10	.20(1)	Letter Amendment to Collaboration Agreement, dated November 5, 2002, by and between the Registrant and Glaxo Group Limited.
10	.21(1)	Letter Amendment to Collaboration Agreement, dated December 13, 2002, by and between the Registrant and Glaxo Group Limited.
10	.22(1)	Letter Amendment to Collaboration Agreement, dated July 11, 2003, by and between the Registrant and Glaxo Group Limited.
10	.23(1)	Letter Amendment to Collaboration Agreement, dated July 28, 2003, by and between the Registrant and Glaxo Group Limited.
10	.24(1)	Letter Amendment to Collaboration Agreement, dated July 28, 2003, by and between the Registrant and Glaxo Group Limited.
10	.25(1)	Letter Amendment to Collaboration Agreement, dated July 28, 2003, by and between the Registrant and Glaxo Group Limited.
10	.26†	Series D Preferred Stock Purchase Agreement, dated June 20, 2001, by and between the Registrant and Glaxo Wellcome International B.V.
10	.27†	Amendment No. 1 to Series D Preferred Stock Purchase Agreement, dated April 2, 2003, by and among the Registrant, Glaxo Wellcome International B.V. and Glaxo Group Limited.
10	.28(1)†	Exclusive License Agreement between The Board of Trustees of the Leland Stanford Junior University, The Regents of the University of California and the Registrant, dated April 21, 1998.
10	.29†	Modification Agreement between The Regents of the University of California, The Board of Trustees of the Leland Stanford Junior University and the Registrant, dated September 1, 2000.
10	.30(1)	Collaboration and License Agreement, dated December 15, 2003, by and between AstraZeneca AB and the Registrant.

Exhibit
Number		Description

10	.31(1)†	Collaboration Agreement, dated December 28, 2001, by and between Exelixis, Inc. and the Registrant.
10	.32(1)†	First Letter Amendment of Collaboration Agreement, dated April 10, 2003, by and between Exelixis, Inc. and the Registrant.
10	.33†	Robert I. Blum Promissory Note, dated July 12, 2002.
10	.34†	David J. Morgans and Sandra Morgans Promissory Note, dated May 20, 2002.
10	.35†	David J. Morgans and Sandra Morgans Promissory Note, dated October 18, 2000.
10	.36†	David J. Morgans Promissory Note, dated July 12, 2002.
10	.37†	Jay K. Trautman Promissory Note, dated July 12, 2002.
10	.38†	James H. Sabry and Sandra J. Spence Promissory Note, dated November 12, 2001.
10	.39†	Robert I. Blum Cash Bonus Agreement, dated September 1, 2002.
10	.40†	Robert I. Blum Amended and Restated Cash Bonus Agreement, dated December 1, 2003.
10	.41†	David J. Morgans Cash Bonus Agreement, dated September 1, 2002.
10	.42†	David J. Morgans Amended and Restated Cash Bonus Agreement, dated December 1, 2003.
10	.43†	Jay K. Trautman Cash Bonus Agreement, dated September 1, 2002.
10	.44†	Jay K. Trautman Amended and Restated Cash Bonus Agreement, dated December 1, 2003.
10	.45†	Common Stock Purchase Agreement, dated March 10, 2004, by and between the Registrant and Glaxo Group Limited
23.1		Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23	.2†	Consent of Counsel (included in Exhibit 5.1).
24	.1†	Power of Attorney (see Page II-7 of the original filing).

†	Previously filed.

(1)	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.